Exhibit 21.1

Subsidiaries of Montana Technologies Corporation

Subsidiary	Jurisdiction
Montana Technologies LLC	Delaware
CAMT Climate Solutions, Ltd.	Hong Kong
AirJoule, LLC	Delaware